CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Orko Silver Corporation (formerly Orko Gold Corporation) on Form 20-F of our report dated December 22, 2005 on our audit of the financial statements for the years ended October 31, 2005 and 2004 which report is included in the Form 20-F.

Chartered Accountants

Vancouver, British Columbia

May 30, 2006